Exhibit 99.1
News Release
Cenveo Reports Unaudited Fourth Quarter
and Full Year 2007 Results

4th Quarter EPS of $0.33 per diluted share
4th Quarter Non-GAAP EPS of $0.53 per diluted share
2007 GAAP EPS of $0.74 per diluted share
2007 Non-GAAP EPS of $1.35 per diluted share
4th Quarter Adjusted EBITDA of $85.2 million
2007Adjusted EBITDA of $256.2 million

STAMFORD, CT – (March 13, 2008) – Cenveo, Inc. (NYSE: CVO) today announced unaudited financial results for the quarter and full year ended December 31, 2007 that are consistent with the Company’s previously issued full year guidance.

The financial information reported herein is preliminary and remains subject to the completion of the Company’s year-end audit. The Company has substantially completed its internal review conducted under the direction of the Company’s audit committee in consultation with external counsel as a result of senior management’s learning of unsupported accounting entries by a former controller for two plants in the Company’s envelope division. The findings of the review determined that approximately $4 million of net income previously reported by the Company is unsupportable. Following the completion of the internal review, the Company is in the process of completing its Form 10-K for fiscal 2007 (the “Form 10-K”), facilitating the completion of the annual audit. The Company is also finalizing the impact on its financial statements issued in 2006 and 2007. The Company currently anticipates that the Form 10-K will be filed within the next 2 weeks, although there can be no assurance as to the timing of the filing or that any of the reported results will not differ from those contained in this release.

For the fourth quarter of 2007, the Company reported net income of $18.3 million, or $0.33 per diluted share. The fourth quarter 2007 results include income from discontinued operations of $1.7 million and restructuring and impairment charges of $8.0 million. These restructuring and impairment charges in the quarter primarily relate to the closure of certain businesses that were contemplated as a part of our recent acquisition activity. Net sales for the quarter were $584.4 million.

Non-GAAP income from continuing operations totaled $28.8 million, or $0.53 per diluted share, in the fourth quarter of 2007. Non-GAAP income from continuing operations excludes integration and acquisition charges, restructuring and impairment charges, (gain) loss on sale of non-strategic businesses, and loss on early extinguishment of debt. A reconciliation of income from continuing operations to non-GAAP income from continuing operations and the related per share data is presented in the attached tables.

Operating income totaled $53.6 million in the fourth quarter of 2007. Non-GAAP operating income in the fourth quarter of 2007 was $64.1 million, which produced an 11.0% margin, reflecting the continued benefits of our cost savings, restructuring and integration plans and productivity efforts. Non-GAAP operating income excludes integration and acquisition charges and restructuring and impairment charges. A reconciliation of operating income to non-GAAP operating income is presented in the attached tables.

Adjusted EBITDA in the fourth quarter of 2007 was $85.2 million. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding integration and acquisition charges, restructuring and impairment charges, (gain) loss on sale of non-strategic businesses, divested operations EBITDA, loss on early extinguishment of debt, stock-based compensation provision, and income (loss) from discontinued operations. An explanation of the Company’s use of Adjusted EBITDA is detailed below, and a reconciliation of net income to Adjusted EBITDA is presented in the attached tables.

For the full year of 2007, the Company reported net income of $40.3 million, or $0.74 per diluted share. The results for 2007 included income from discontinued operations of $16.8 million, primarily relating to our sale of Supremex. The 2007 results also included restructuring and impairment charges of $40.1 million. Net sales for 2007 were $2.05 billion.

Non-GAAP income from continuing operations for 2007 totaled $73.9 million, or $1.35 per diluted share. Non-GAAP income from continuing operations excludes integration costs, restructuring and impairment charges, (gain) loss on sale of non-strategic businesses and loss on early extinguishment of debt. A reconciliation of income (loss) from continuing operations to non-GAAP income from continuing operations and the related per share data is presented in the attached tables.

Operating income was $137.6 million for 2007. Non-GAAP operating income in 2007 was $183.5 million, which produced an 9.0% margin, reflecting the continued benefits of our cost savings, restructuring and integration plans. Non-GAAP operating income excludes integration costs and restructuring and impairment charges. A reconciliation of operating income to non-GAAP operating income is presented in the attached tables.

Adjusted EBITDA for 2007 was $256.2 million. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding integration and acquisition charges, restructuring and impairment charges, (gain) loss on sale of non-strategic businesses, divested operations EBITDA, loss on early extinguishment of debt, stock-based compensation provision, and income (loss) from discontinued operations. An explanation of the Company’s use of Adjusted EBITDA is detailed below and a reconciliation of net income (loss) to Adjusted EBITDA is presented in the attached tables.

Robert G. Burton, Chairman and Chief Executive Officer stated:
“Cenveo had an outstanding year in 2007 and I am very pleased with our performance. During 2007, we were able to transform our company by completing four strategic acquisitions and by driving improved operating performance across our business units. We continued to focus on improving our cost structure and driving incremental revenues across our platform. These efforts combined with an increased focus on productivity and efficiency efforts allowed us to increase our non-GAAP operating margin to 9% for the year and deliver over $256 million in adjusted EBITDA. I am especially pleased with our strong generation of cash from continuing operations of over $86 million during the year, representing a substantial year-over-year improvement compared to 2006. I am also pleased that we were able to decrease net debt by $25 million during the fourth quarter, solidifying our balance sheet which has no significant maturities until 2012. I believe that these results demonstrate the Company’s strategy is working by delivering strong financial performance and strong cash flow while providing Cenveo the ability to invest in growth opportunities that will increase shareholder value.”

Mr. Burton continued:
“We made great progress in 2007 with a strong performance in a challenging environment, which underscores the strength of our operations and the market niches we serve. As we focus on 2008 and beyond, we will seek once again to improve our financial performance. We will aggressively look to improve our cost structure and increase our productivity through efficiency enhancements. We will continue to focus on delivering strong free cash flow and use those funds to service our debt and invest in the future growth of our business through capital expenditures and strategic acquisitions.”

Mr. Burton concluded:
“We made some bold promises for growth in 2007, and while we encountered some tough challenges during the year, we still came out ahead and delivered on our commitments. We made several key acquisitions, refocused on our core segments, and broadened our global reach. In 2008, we look forward to delivering even greater value to our customers, employees, and shareholders.”

Conference Call:
Cenveo will host a conference call tomorrow, Friday March 14, 2008, at 10:00 a.m. Eastern Time. The conference call will be available via webcast, which can be accessed via the Internet at www.cenveo.com.

Cenveo, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share data) (Unaudited)
	Three Months Ended December 31,	Twelve Months Ended December 31,
	2007	2007
Net sales	$584,441	$2,046,716
Cost of sales	457,845	1,628,706
Selling, general and administrative	61,788	229,961
Amortization of intangible assets	3,168	10,413
Restructuring and impairment charges	7,992	40,086
Operating income	53,648	137,550
Gain on sale of non-strategic businesses	—	(189)
Interest expense, net	28,376	91,467
Loss on early extinguishment of debt	—	9,256
Other expense, net	1,063	3,131
Income from continuing operations before income taxes	24,209	33,885
Income tax expense	7,558	10,374
Income from continuing operations	16,651	23,511
Income from discontinued operations, net of taxes	1,654	16,796
Net income	$18,305	$40,307
Income per share - basic:
Continuing operations	$0.31	$0.44
Discontinued operations	0.03	0.31
Net income	$0.34	$0.75
Income per share—diluted:
Continuing operations	$0.30	$0.43
Discontinued operations	0.03	0.31
Net income	$0.33	$0.74
Weighted average shares:
Basic	53,700	53,584
Diluted	54,749	54,645

Cenveo, Inc. and Subsidiaries
Reconciliation of Income from Continuing Operations to Non-GAAP Income from Continuing Operations and Related Per Share Data
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31	Twelve Months Ended December 31,
	2007	2007
Income from continuing operations	$16,651	$23,511
Integration and acquisition charges	2,450	5,907
Restructuring and impairment charges	7,992	40,086
Gain on sale of non-strategic businesses	—	(189)
Loss on early extinguishment of debt	—	9,256
Income tax expense (benefit)	1,668	(4,650)
Non-GAAP income from continuing operations	$28,761	$73,921

Income (loss) per share – diluted:
Continuing operations	$0.30	$0.43
Integration and acquisition charges	0.05	0.11
Restructuring and impairment charges	0.15	0.73
Gain on sale of non-strategic businesses	—	—
Loss on early extinguishment of debt	—	0.17
Income tax benefit (expense)	0.03	(0.09)
Non-GAAP continuing operations	$0.53	$1.35

Weighted average shares—diluted	54,749	54,645

Cenveo, Inc. and Subsidiaries Reconciliation of Net Income to Adjusted EBITDA (in thousands) (Unaudited
	Three Months Ended December 31,	Twelve Months Ended December 31,
	2007	2007
Net Income	$18,305	$40,307
Interest expense	28,376	91,467
Income taxes	7,558	10,374
Depreciation	15,913	55,095
Amortization of intangible assets	3,168	10,413
Integration and acquisition charges	2,450	5,907
Restructuring and impairment charges	7,992	40,086
Gain on sale of non-strategic businesses	—	(189)
Loss on early extinguishment of debt	—	9,256
Stock-based compensation provision	3,114	10,280
Income from discontinued operations, net of taxes	(1,654)	(16,796)

Adjusted EBITDA, as defined	$85,222	$256,200

Cenveo, Inc. and Subsidiaries Reconciliation of Operating Income to Non-GAAP Operating Income (in thousands) (Unaudited)
	Three Months Ended December 31,	Twelve Months Ended December 31,
	2007	2007
Operating income	$53,648	$137,550
Integration and acquisition charges	2,450	5,907
Restructuring and impairment charges	7,992	40,086
Non-GAAP operating income	$64,090	$183,543

Cenveo, Inc. and Subsidiaries Condensed Consolidated Balance Sheet (in thousands) (Unaudited)
December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$15,882
Current assets	598,128
Total assets	$1,995,940
Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term debt	$18,752
Total current liabilities	310,917
Long-term debt	1,425,885
Other long-term liabilities	159,021
Total shareholders’ equity	100,117
Total liabilities and shareholders’ equity	$1,995,940

Cenveo, Inc. and Subsidiaries Condensed Consolidated Statement of Cash Flows (in thousands) (Unaudited)
Twelve Months Ended December 31,
2007
Cash flows from operating activities:
Net income	$40,307
Net cash provided by continuing operating activities	86,208
Net cash provided by discontinued operating activities	2,198
Net cash provided by operating activities	88,406
Cash flows from investing activities:
Net cash used in investing activities	(579,487)
Cash flows from financing activities:
Net cash provided by financing activities	496,199
Effect of exchange rate changes on cash and cash equivalents of continuing operations	206
Net increase in cash and cash equivalents	5,324
Cash and cash equivalents at beginning of year	10,558
Cash and cash equivalents at end of year	$15,882

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In addition to results presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”), included in this release are certain Non-GAAP financial measures, including Adjusted EBITDA, Non-GAAP income from continuing operations and Non-GAAP operating income. These Non-GAAP financial measures are defined above, and should be read in conjunction with GAAP financial measures. These Non-GAAP financial measures are not presented as an alternative to cash flow from operations, as a measure of our liquidity or as an alternative to reported net income as an indicator of our operating performance. The Non-GAAP financial measures as used herein may not be comparable to similarly titled measures reported by competitors.

We believe the use of Adjusted EBITDA, Non-GAAP income from continuing operations and non- GAAP operating income along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value. Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives. We also use Adjusted EBITDA internally to evaluate operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities. The Non-GAAP financial measures included in this press release are reconciled to their most directly comparable GAAP financial measures in the tables included herein.

Cenveo, headquartered in Stamford, Connecticut, is a leader in the management and distribution of print and related products and services. The Company provides its customers with low-cost solutions within its core businesses of commercial printing and packaging, envelope, form, and label manufacturing, and publisher services; offering one-stop services from design through fulfillment. With over 10,000 employees worldwide, Cenveo delivers everyday for its customers through a network of production, fulfillment, content management, and distribution facilities across the globe.

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Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. In view of such uncertainties, investors should not place undue reliance on our forward-looking statements. Such statements speak only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein. Factors that could cause actual results to differ materially from management’s expectations include, without limitation: (1) our substantial indebtedness impairing our financial condition and limiting our ability to incur additional debt; (2) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (3) the potential to incur additional indebtedness, exacerbating the above factors; (4) cross default provisions in our indebtedness, which could cause all of our debt to become due and payable as a result of a default under an unrelated debt instrument; (5) our ability to successfully integrate acquisitions; (6) intense competition in our industry; (7) the absence of long term customer agreements in our industry, subjecting our business to fluctuations; (8) factors affecting the U.S. postal services impacting demand for our products; (9) increases in paper costs and decreases in its availability; (10) the availability of the Internet and other electronic media affecting demand for our products; (11) our labor relations; (12) compliance with environmental rules and regulations; (13) dependence on key management personnel; and (14) general economic, business and labor conditions. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact the Company’s business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at http://www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.